Exhibit 10.14

FULLY DISCLOSED CLEARING AGREEMENT

BETWEEN TERRA NOVA TRADING, L.L.C.

-and-

Clayton, Dunning & Company

This agreement (the "Agreement"), dated as of July 6, 2004, by and between TERRA NOVA TRADING, L.L.C. ("Clearing Broker") and Clayton, Dunning & Company ("Correspondent"), sets forth the terms and conditions under which Clearing Broker shall provide execution, clearing and settlement services, on a fully disclosed basis, to Correspondent and its customers. Clearing Broker shall provide such services only to the extent required by this Agreement, and shall not be responsible for any duties or obligations not specifically allocated to Clearing Broker by this Agreement.

I.  APPLICABLE LAWS AND RULES AND APPROVAL BY NASD

This Agreement and the obligations of the parties hereunder are subject to all applicable provisions of federal, state and local laws, rules and regulations and the constitution, by-laws, rules, regulations and stated policies of the National Association of Securities Dealers, Inc. ("NASD"), and any other securities exchange or association or regulatory or self-regulatory organization vested with authority or jurisdiction over the parties and/or the transactions contemplated hereby (collectively, the "Laws and Rules"). This Agreement shall be submitted by Clearing Broker or Correspondent, as required, for approval by the NASD in accordance with NASD Rule 3230, and shall become effective upon such approval. In the event of disapproval hereof, the parties shall bargain in good faith to obtain the requisite approval.

II.  SERVICES

A.  Services to be Performed bv Clearing Broker

Subject to compliance by Correspondent with its obligations under this Agreement and the Laws and Rules, Clearing Broker shall perform the following services:

1.
Clearing Broker shall execute orders for Correspondent's proprietary accounts and for Correspondent's customers (the "Customers") whose cash or margin accounts have been accepted by Clearing Broker (the "Accounts"), but only insofar as such orders are transmitted by Correspondent to Clearing Broker or are transmitted by a Customer to Clearing Broker in accordance with Section V.A. of this Agreement.

2.
Clearing Broker shall prepare and distribute confirmations relative to transactions in each of the Accounts in accordance with Section VILA. of this Agreement, and Clearing Broker shall provide duplicates of such confirmations to Correspondent; provided, however, that Clearing Broker may, with Correspondent's prior approval, delegate such responsibilities to Correspondent. In the event that such responsibilities are delegated to Correspondent, Correspondent shall have sole and exclusive responsibility for the preparation and distribution of confirmations and for their compliance with the Laws and Rules.

3.
Clearing Broker shall prepare and distribute summary monthly statements (or quarterly statements if no activity in an Account occurs during any quarter covered by such statement) to Accounts in accordance with Section VILA. of this Agreement, and Clearing Broker shall provide duplicates of such statements to Correspondent.

4.
Clearing Broker shall clear and settle contracts and transactions in securities (including options to buy or sell securities) (a) between Correspondent and other brokers and dealers, (b) between Correspondent and the Accounts, and (c) between Correspondent and persons other than the Accounts or other brokers and dealers.

5.
Clearing Broker shall engage in cashiering functions for the Accounts, including the receipt, delivery and transfer of securities purchased, sold, borrowed and loaned, receiving and distributing payment therefor, holding in custody and safekeeping all securities and payments so received, the handling of margin accounts, including the paying and charging of interest, the receipt and distribution of dividends and other distributions, and the processing of exchange offers, rights offerings, warrants, tender offers and redemptions. To the extent that any cashiering functions with respect to the receipt of securities and the making and receiving of payments therefor may be relinquished to Correspondent, Correspondent shall have full responsibility for such functions.

6.
Clearing Broker shall prepare and maintain books and records of all transactions executed or cleared through it and not specifically assigned to Correspondent pursuant to the terms of this Agreement, including a daily record of required margin and ether information required by NASD Rule 2520, or by similar provisions of the Laws and Rules.

7.	Clearing Broker shall deliver or cause to be delivered prospectuses in connection with public offerings of securities (both initial public and secondary offerings) and sales of mutual funds.

Any additional services to be performed by Clearing Broker shall be subject to the mutual agreement of the parties. Such additional services shall be set forth with related fees on Schedule A hereto. Schedule A is hereby incorporated into and made an integral part of this Agreement.

B.  Services Not to be Performed bv Clearing Broker

Unless otherwise agreed to in a writing executed by the parties hereto, Clearing Broker shall not perform any of the following services on behalf of Correspondent, the responsibility for which shall be solely that of Correspondent:

1.	Accounting, bookkeeping or recordkeeping, cashiering, or any other services with respect to commodity transactions, and/or any transaction other than securities transactions.

2.	Preparation of Correspondent's payroll records, financial statements or any analysis or review thereof or any recommendations relating thereto.

3.	Preparation or issuance of checks in payment of Correspondent's expenses, other than expenses incurred by Clearing Broker on behalf of Correspondent pursuant to this Agreement.

4.	Payment of commissions, salaries or other remuneration to Correspondent's salespersons, registered or associated personnel or any employees of Correspondent.

5.
Preparation and filing of reports with the Securities and Exchange Commission (the "SEC"), any state securities commission, any national securities exchange registered under the Securities Exchange Act of 1934, as amended (the "1934 Act"), or other securities exchange or securities association or any other regulatory or self-regulatory body or agency of which Correspondent is a member, with which Correspondent is associated and/or by which Correspondent is regulated. Clearing Broker shall, at the request of Correspondent, furnish Correspondent with any necessary information and data contained in books and records kept by Clearing Broker and not otherwise reasonably available to Correspondent if such information is required in connection with the preparation and filing of such reports by Correspondent.

6.
Making and maintaining reports and records required to be kept by Correspondent by the Currency and Foreign Transactions Reporting Act of 1970, and the regulations promulgated pursuant thereto, any anti-money laundering laws or regulations applicable to Correspondent, its activities or any Accounts opened or transactions effected hereunder, including without limitation the USA PATRIOT Act (the "PATRIOT Act") and any rules or regulations adopted thereunder, or any similar laws or regulations enacted or adopted hereafter.

7.	Verification of the address changes of any Account.

8.	Verification of the authority of, or changes in the identity or address, of any person holding any power of attorney over any Account.

9.	Verification of the validity of, or proper authorization for, any orders or instructions received by Clearing Broker from Correspondent or from any Customer in connection with an Account.

10.	Obtaining and verifying new account information, and ensuring that such information meets the requirements of NASD Rule 3110, and any other applicable provision of the Laws and Rules.

11.	Maintaining a record of all personal and financial information concerning any Account and all orders received therefrom, and maintaining all documents and agreements executed by any Account.

12.	Holding for safekeeping the securities of any Account registered in the name of the Account.

13.	Holding restricted or control securities in compliance with all SEC rules and regulations, and any other applicable provision of the Laws and Rules.

14.	Accepting deposits from Correspondent in the form of coin or currency of the United States or of any other country, postal money orders or bank checks.

15.
Compliance with the reporting, disclosure or record keeping requirements of the Employee Retirement Income Security Act of 1974, as amended (''ERISA''), or any rules or regulations promulgated thereunder.

C.  Exclusive Clearing Arrangement

Correspondent agrees. that, for the term of this Agreement, all transactions in all securities, including, without limitation, listed and over-the-counter equities, fixed income securities, options and mutual fund shares, for the Customer and proprietary accounts of Correspondent, shall be cleared exclusively through Clearing Broker, unless and except to the extent that: (1) Clearing Broker agrees in writing otherwise; or (2) Clearing Broker has rejected a proposed Account or has declined to clear a particular transaction in an Account. In the event that any transaction is cleared through any other firm, nothing herein shall be construed as an agreement by Clearing Broker to assume any obligations or liabilities arising from any such transaction.

III.  OPENING AND SUPERVISION OF ACCOUNTS

A.  Account Documentation

Clearing Broker acknowledges and agrees that it is subject to a variety of obligations (including, without limitation, certain review and reporting duties and other responsibilities listed in Exhibit B hereto) imposed upon it pursuant to the PATRIOT Act, the Bank Secrecy Act, The Currency and Foreign Transactions Reporting Act of 1970, and the rules and regulations issued or adopted in accordance therewith. Additionally, Correspondent shall be responsible for obtaining and verifying all required information and the identity of each potential Customer and for complying with all obligations applicable to the opening of Accounts under the PATRIOT Act and the rules and regulations adopted thereunder. Correspondent shall be responsible for the maintenance and retention of all account applications and Correspondent hereby acknowledges its obligation to retain account applications in an easily accessible place in accordance with the Laws and Rules and agrees to provide a copy of the original application to Clearing Broker (except that Correspondent shall provide originals of any documents to which Clearing Broker is a direct party including, without limitation, the margin agreement) by overnight delivery within 24 hours of a request from Clearing Broker, or as otherwise agreed. All account documentation shall be on the forms provided by Clearing Broker for that purpose, or, alternatively, prepared by Correspondent at its expense and approved in writing by Clearing Broker, in either case in a format compatible with Clearing Broker's computerized accounting and records maintenance systems. In accordance with Clearing Broker's procedures, Correspondent shall notify Clearing Broker promptly of any changes or corrections in any information, instructions or documents previously forwarded to Clearing Broker. Correspondent shall be responsible for obtaining, updating and maintaining correct customer addresses, and Clearing Broker may for all purposes rely, without verification, on the accuracy of such addresses and all other information and documents furnished by Correspondent to Clearing Broker regarding any Account. Correspondent shall be solely and exclusively responsible for complying with the requirements of Rule 15g-9 under the 1934 Act, if applicable. Correspondent also shall promptly furnish Clearing Broker with such additional information or documentation as Clearing Broker may request from time to time.

B.  Knowled2e of Customer and Customer'" Investment Obiectives

Correspondent shall be solely and exclusively responsible through a general partner, a principal executive officer or a person designated for supervisory responsibilities to use due diligence to learn the essential facts relative to every Customer and Account, every order for any Account, and every person holding power of attorney or discretion over any Account, and to supervise diligently all Accounts handled by Correspondent's registered representatives so as to be in full compliance with all Laws and Rules. The preparation or possession of surveillance records, exception reports and other similar data by Clearing Broker shall not obligate Clearing Broker to establish policies, practices or procedures relating to such materials. Correspondent shall be solely and exclusively responsible for ensuring that the Customers are not minors and do not otherwise lack the capacity to enter into a contract and are not prohibited from opening a securities account under the Laws and Rules.

C.  Acceptance of Accounts

Each Account accepted and approved by Correspondent and opened with Clearing Broker shall be subject to Clearing Broker's acceptance (which shall not be construed to include any due diligence on the part of Clearing Broker). Correspondent shall not approve any Account unless all information required in Section IIl.A. of this Agreement has been received and due diligence as set forth in Section UI.B. has been performed by Correspondent. Clearing Broker reserves the absolute right, exercisable in its sole discretion, without prior notice to Correspondent or to the Customer, to reject any account that Correspondent may offer as an Account, to terminate any account previously accepted by it as an Account, or to reject any order that may be transmitted to Clearing Broker for execution or clearing in any Account. Without limiting the generality of the foregoing, Clearing Broker shall be under no obligation to accept any Account as to which any documentation or information required to be submitted to Clearing Broker or maintained by Correspondent pursuant to Sections UI.A. and III.B. of this Agreement is incomplete. No action taken by Clearing Broker or any of its personnel or employees, including, without limitation, clearing a trade in any Account, shall be deemed to be or shall constitute acceptance of such Account. Without limiting the generality of any of the foregoing, in the event that any information or documentation requested by Clearing Broker relative to an Account is not promptly provided to Clearing Broker, Clearing Broker may, without prior notice to Correspondent or to the Customer, reject or terminate such account as an Account or refuse to execute or clear any further transactions therein. If Clearing Broker nevertheless accepts or continues to execute or clear transactions in such Account, it shall not be deemed to constitute a waiver of Clearing Broker's right to receive such information or documentation or to later terminate or refuse to execute or clear transactions in such Account.

D.  Supervision of Orders and Accounts

Correspondent shall be solely and exclusively responsible for the conduct and supervision of the Accounts and all transactions therein and their compliance with the Laws and Rules, including, without limitation, any Laws and Rules relating to Correspondent's fiduciary responsibility to Customers under ERISA. Correspondent's responsibilities shall include, without limitation, the following:

1.
using due diligence to learn and on a continuing basis to know the essential facts relative to each Customer and each order in an Account, including verifying the address changes of each Customer, knowing all persons holding power of attorney over any Account and obtaining appropriate documentation from each Account in accordance therewith, being familiar with each order in any Account and otherwise complying fully with all of the requirements of NASD Rule 3110, any interpretations thereof, the PATRIOT Act and the rules and regulations adopted thereunder and all similar provisions of the Laws and Rules;

2.	selecting, investigating, training, and supervising all personnel of Correspondent who open, approve or authorize transactions in the Accounts;

3.
establishing written procedures for the opening, supervision and conduct of the Accounts and ongoing review of all transactions in the Accounts, and maintaining compliance and supervisory personnel adequate to implement and enforce such procedures;

4.	knowing the investment objectives of each Customer and determining the suitability of all transactions in the Accounts;

5.	ensuring that there is a reasonable basis for any recommendations made by Correspondent to Customers;

6.	determining the appropriateness of the frequency of trading in an Account;

7.	determining that each transaction in an Account has been duly authorized;

8.	authenticating any instructions of the Customer, and forwarding such instructions to Clearing Broker;

9.	obtaining and maintaining all documents necessary for the performance of Correspondent's responsibilities under this Agreement and retaining such documents in accordance with the Laws and Rules;

10.	complying, to the extent applicable to any transaction in an Account (and whether or not such transaction is executed by Clearing Broker), with the "three quote rule" as set forth by the NASD;

11.	complying with all "Blue Sky" requirements applicable to any transaction in an Account; and

12.
informing Clearing Broker of the location of the securities which are the subject of any order transmitted to Clearing Broker for execution so that Clearing Broker may comply with applicable provisions of the Laws and Rules.

E.  Accounts of Emplovees of Member Organizations. Self-Regulatorv Organizations and Financial Institutions

In each case in which a Customer is an employee of a member organization, a self-regulatory organization or financial institution, the approval of which is necessary for the opening and maintenance of such Customer's Account, Correspondent shall be solely and exclusively responsible for obtaining the approval of such employer, and otherwise complying with NASD Rule 3050.

F.  Prime Brokerage

No Account in connection with which Correspondent is to act as an executing broker in a prime brokerage arrangement shall be opened without the prior written authorization of Clearing Broker and the execution of appropriate documentation by the parties to such arrangement, including, without limitation, an agreement in substantially the same form as the Addendum annexed hereto.

G.  Customers

Each Customer shall remain the customer of Correspondent and nothing herein shall cause any Customer to be construed as or deemed to be a customer of Clearing Broker for any purpose whatsoever, except that, for the purposes of the Securities Investor Protection Act and the "financial responsibility" rules of the SEC, Customers shall be deemed to be customers of Clearing Broker as Correspondent's clearing firm, but only to the extent required by applicable Laws and Rules.

H.  Screening of Accounts

Clearing Broker may in its discretion utilize at Correspondent's expense as set forth on Schedule B a third party service company to screen Customers and transactions in the Accounts, and the use thereof shall not relieve Correspondent of any of its obligations under this Agreement. Correspondent acknowledges that the preparation or possession of surveillance rec0rds or any other data, including exception reports, by

Clearing Broker on behalf of or for the use of ·Correspondent shall neither obligate Clearing Broker to review such material nor make Clearing Broker responsible to know their contents.

1.  Discretionary Accounts

Correspondent shall be solely and exclusively responsible for the handling and supervisory review of any Accounts over which Correspondent's partners, officers, registered or associated personnel or employees have discretionary authority, as required by NASD Rule 2510, and any other provisions of the Laws and Rules. Correspondent shall furnish Clearing Broker with such documentation with respect thereto as may be requested by Clearing Broker. Correspondent hereby warrants that with regard to any orders or instructions given by Correspondent with respect to such discretionary Accounts, its partners, officers, registered or associated personnel or employees shall have been fully and properly authorized relative thereto and that the execution of such orders shall not be in violation of the Laws and Rules.

J.  Option Accounts

Before engaging in option trading or accepting an option order for any Customer, Correspondent shall deliver to Customer a current disclosure statement of the Options Clearing Corporation, the Special Statement for Uncovered Option Writing, and any effective supplements thereto. Correspondent shall obtain the required signatures on all option agreements, shall obtain proper approval for the opening of all option accounts, and shall otherwise comply with the Laws and Rules applicable to options accounts and options trading. Correspondent shall deliver to Clearing Broker a copy of a signed option agreement for each Customer approved by it for options trading in a form acceptable to Clearing Broker.

K.  Accounts for Which Agent Holds Power of Attorney

Upon the opening of any Account for which an agent holds a power of attorney on behalf of a principal, Correspondent shall provide Clearing Broker with the name of each principal for whom such agent is acting and with written evidence of the agent's authority to act on the principal's behalf. Correspondent hereby warrants that any orders or instructions of such agent which are transmitted to Clearing Broker pursuant to this Agreement shall have been fully and properly authorized and that the execution of such instructions or orders shall not violate the Laws and Rules.

L.  Capital Treatment of Assets Held in Proprietary Accounts of Correspondent

In accordance with the No-Action Letter issued by the SEC on November 3, 1998 (the "No-Action Letter"), Correspondent shall be permitted to include assets held in its proprietary accounts with Clearing Broker ("PAIB") as allowable assets in its net capital computations; provided, however, that Clearing Broker shall perform the PAIB calculation in accordance with the provisions, procedures and interpretations set forth in the No-Action Letter and specified in Exhibit A hereto.

M.  Anti-Money Laundering; Compliance

Clearing Broker and Correspondent agree to comply with the anti-money laundering policies and procedures established in Exhibit B hereto, as amended or updated from time to time.

IV.  EXTENSIONS OF CREDIT

A.  Margin Agreement

Prior to the execution or clearance of any margin transaction in an Account, Correspondent shall obtain and provide Clearing Broker with a margin agreement, hypothecation agreement and consent to loan of securities (collectively, "margin agreement") executed by the Customer (or, in the case of any proprietary Account of Correspondent, executed by Correspondent), such agreement to be in form and substance satisfactory to Clearing Broker. Clearing Broker shall have all rights and remedies set forth in such margin agreement, in addition to those set forth in this Agreement, with respect to Accounts which are margin accounts. All transactions in an Account shall be considered cash transactions until Clearing Broker has determined, in its sole discretion, to accept margin transactions therein and the duly executed margin agreement has been received by Clearing Broker. Clearing Broker may cancel and rebook as cash transactions any margin transactions for an Account for which no such margin agreement has been received prior to settlement date, and all transaction costs associated with each such cancellation and rebooking shall be borne in their entirety by Correspondent. Clearing Broker shall be responsible for compliance with Rule lOb-16 under the 1934 Act. If Correspondent elects to instruct Clearing Broker not to have direct communication or contact with its Customers, it shall obtain in advance of dissemination the written approval of Clearing Broker of any document to be provided to Customers in connection therewith.

B.  Margin Requirements

Clearing Broker shall comply with Regulation T, Section 12 of the Code of Federal Regulations, Part 220, established by the Federal Reserve System, related interpretive rulings and the NASD's rules and interpretations relative to initial and maintenance margin requirements. In addition, Clearing Broker shall advise Customers of changes to its credit terms and conditions (unless directed otherwise by Correspondent). Correspondent shall be responsible to Clearing Broker for the collection of initial margin and for maintenance at all times of margin in each Account sufficient to ensure compliance with Regulation T, promulgated by the Board of Governors of the Federal Reserve System pursuant to the 1934 Act, and any interpretations thereof, with any other margin or margin- maintenance rules under the Laws and Rules, and with Clearing Broker's house margin rules. After initial margin has been received, maintenance margin calls shall be generated by Clearing Broker and made by Clearing Broker or by Correspondent at the instruction of Clearing Broker. Correspondent shall have sale and exclusive responsibility for any loss, liability, damage, claim, cost or expense, including but not limited to attorneys' fees, incurred or sustained by Clearing Broker as a result of the failure of any Customer timely to comply with any initial margin or maintenance margin requirements.

Correspondent understands and acknowledges that Accounts shall be subject to any house rules of Clearing Broker requiring initial margin or maintenance margin in amounts greater than would otherwise be required under Regulation T or any other provisions of the Laws and Rules. Clearing Broker may at any time, in its sole discretion, and subject to market conditions and periods of extreme volatility, change its house margin requirements as they pertain to any Account or class of accounts or specific securities or class of securities. Such changes shall be effective immediately upon the provision of notice to Correspondent and the Customers. Clearing Broker shall be responsible for advising the Customers of any such changes (unless directed otherwise by Correspondent), and Correspondent shall be responsible for the prompt collection of any additional margin necessary to ensure compliance therewith.

C.  Interest on Margin Accounts

Clearing Broker shall charge interest on Accounts that are margin accounts in accordance with the margin agreements applicable to such accounts, provided that such interest and other charges shall not exceed amounts that may be charged under applicable Laws and Rules. Clearing Broker may at any time, in its sole discretion, revise its credit terms and conditions. Correspondent shall have sole and exclusive responsibility for any loss, liability, damage, claim, cost or expense, including but not limited to attorneys' fees, incurred or sustained by Clearing Broker as a result of the failure of any Customer timely to pay such charges.

V.  TRANSMISSION. ACCEPTANCE AND EXECUTION OF ORDERS

A.  Transmission of Orders

All orders in Accounts shall be transmitted to Clearing Broker by Correspondent in accordance with such procedures as Clearing Broker may implement for that purpose. Customers shall not place orders directly with Clearing Broker. Notwithstanding the foregoing, Clearing Broker may, in its sole discretion, on a case-by-case basis, agree to accept orders directly from a particular Customer; provided, however, that in doing so Clearing Broker shall not assume or be deemed to have assumed any of the responsibilities for supervision of Accounts allocated to Correspondent under this Agreement. Clearing Broker shall have no duty of inquiry or investigation with respect to any orders transmitted to it for execution or clearance. Correspondent shall be responsible for the timely and accurate transmission of all orders to Clearing Broker, as well as for any errors or discrepancies therein.

B.  Acceptance of Orders

Orders accepted by Clearing Broker for execution and clearance shall be executed and cleared in accordance with Clearing Broker's standard practices and the Laws and Rules. Clearing Broker reserves the absolute right, exercisable in its sole discretion, without prior notice to Correspondent or to the Customer, to reject for execution and clearance any transactions which exceed established limits or are otherwise unacceptable to Clearing Broker due to such factors as adverse market conditions, assumptions regarding the volatility and liquidity of the subject securities, current market price, the financial condition or credit worthiness of Correspondent or of the Customer, any regulatory problems of Correspondent or of the Customer, or for any reason whatsoever which, in the sole discretion of Clearing Broker, renders it advisable to reject a transaction. Clearing Broker also reserves the right, exercisable in its sole discretion, to restrict trading in Accounts in any manner, including but not limited to restricting trading to liquidating orders only or cash transactions only, or to prohibit certain trading strategies or trading of certain types of securities.

C.  Over-the-Counter Transactions

For all over-the-counter transactions, Correspondent shall furnish Clearing Broker with the names of the respective purchasing and selling broker-dealers (except as otherwise provided in the section below), and the wholesale and retail purchase and sale prices necessary for confirmation in accordance with applicable Laws and Rules.

D.  Designation of Contra Brokers

Whenever Correspondent directs Clearing Broker to route an order to a particular broker, dealer or market for execution, including, without limitation, designating the contra broker in an over-the-counter transaction for an Account, Correspondent shall be responsible to Clearing Broker for all aspects of the transaction, including, without limitation, any duty of best execution or any failure by such contra broker or dealer to settle the transaction for any reason whatsoever, and Correspondent shall immediately reimburse Clearing Broker for any losses or expenses sustained by Clearing Broker in connection therewith.

E.  Short Sales

Correspondent shall be responsible for determining and advising Clearing Broker whether each order for the sale of securities for an Account is "long" or "short" within the meaning of the Laws and Rules. Correspondent also shall be responsible for ensuring that each short sale for an Account complies with Rule 10a-1 under the 1934 Act, NYSE Rule 440B, all provisions relating to short sales under NASD rules and the interpretations of such rules, and any other applicable provisions of the Laws and Rules regarding short sales.

F.  Low Priced/Pennv Stocks

Clearing Broker shall execute orders for "reported" issues or new issues approved for listing on a "National Securities Exchange," as such terms are defined in SEC Rule 3aSI-1. Correspondent shall not accept orders for transactions in securities that do not meet such criteria, and the disclosure requirements of SEC Rule 3a5I-l do not apply except that, Correspondent may accept orders to sell such securities if such securities were already held in a converted account or accounts that were received via ACATS, provided that Correspondent shall comply with all Laws and Rules relating to such sales, including, without limitation, SEC Rule ISg-2.

G.  Order Limits: Position and Credit Limits

Correspondent shall be responsible for maintaining continuing familiarity and compliance with all limits on order size and all position and credit limits which have been or may be established by Clearing Broker with respect to transactions in the Accounts, which limits may be changed from time to time by Clearing Broker in its sole discretion upon notice to Correspondent. Correspondent agrees to notify Clearing Broker and obtain its approval prior to the entry of any trade in an Account which would exceed such limits.

H.  Deliverv Versus Payment

Correspondent agrees that its Customers shall utilize the facilities of a securities depository for the confirmation, acknowledgment, and book entry settlement of all depository eligible transactions in connection with delivery versus payment ("DVP") transactions, and that Correspondent shall be solely and exclusively responsible for causing any Customers engaging in such transactions to utilize such facilities. Correspondent further agrees to ensure that its Customers shall provide their agent with instructions in accordance with the requirements set forth in NASD Rule 11860.

I.  Buv-Ins and Sell-Outs: Interest Charges

Upon the failure of any Customer (or Correspondent, in the case of Accounts which are proprietary accounts) to make timely payment for securities purchased or timely and good delivery of securities sold, or the failure timely to comply with any applicable margin requirements, Clearing Broker shall be entitled, but not obligated, to take such remedial action, or direct Correspondent to take such remedial action, as Clearing Broker, in its sole and absolute discretion, deems appropriate, including but not limited to executing buy-ins or sell-outs for an Account. Clearing Broker shall provide prior verbal notice thereof to Correspondent and an opportunity to cure, to the extent practicable in Clearing Broker's sole and absolute discretion. Checks shall not constitute payment until they have cleared and the proceeds have been collected by Clearing Broker's bank and credited to Clearing Broker. The taking of any such remedial action by Clearing Broker, or its failure to do so, shall not in any way affect or diminish Correspondent's indemnification, reimbursement or payment obligations pursuant this Agreement.

To the extent permitted by Regulation T, Rule ISc3-3 under the 1934 Act or any other provisions of the Laws and Rules, Correspondent may request, in a writing signed by an officer, partner or principal of Correspondent, that Clearing Broker defer a buy-in or sell-out for an Account. The grant or denial, in whole or in part, of any such request to defer a buy-in or sell-out, or of any application for an extension of time for any Account to make any payment required by Regulation T or any other provision of the Laws or Rules, shall remain within the sale discretion of Clearing Broker. Correspondent shall be liable to Clearing Broker for any loss or expense incurred by Clearing Broker in connection with such request, whether or not granted.

Clearing Broker may, at its option, charge Customers (and Correspondent, in the case of Accounts which are proprietary accounts) interest at the rate of 2% above the broker's call rate, or such other rate as may be agreed in writing by Correspondent and Clearing Broker, arising from any debit in an Account however arising, including, without limitation, for late payments or late deliveries of securities. Correspondent shall be liable to Clearing Broker for such charges to the extent not paid by Customers.

J.  Option Assignments, Tender Offers and Rights Offerings

Clearing Broker may, in its sale discretion, either buy back in the cash market or borrow shares on the day Clearing Broker is notified of option assignments affecting shares which have been tendered and which have caused short positions in Accounts as of either the proration or withdrawal date. Shares purchased for cash or borrowed shall not be considered part of an Account's tendered position until such shares are in Clearing Broker's actual possession. Clearing Broker shall reduce the tender for Accounts by the size of the short or unreceived shares.

During a tender period in which there are competing and counter tender offers for a security, Clearing Broker shall tender only upon the written instructions of Correspondent or the Customer and only on a trade date basis the number of shares net long in the Account as of either the proration or withdrawal date, which number shall, at Clearing Broker's request. be confirmed in writing by Correspondent. At Clearing Broker's request, Correspondent also shall confirm in writing that such tender is being made upon the instructions of persons authorized to direct the disposition of the shares.

In connection with a rights offering, Clearing Broker shall exercise rights only upon the written instructions of Correspondent or the Customer and only on a trade date basis the number of rights relating to shares net long in the Account, which number shall, at Clearing Broker's request, be confirmed in writing by Correspondent. At Clearing Broker's request, Correspondent also shall confirm in writing that such exercise is being made upon the instructions of persons authorized to do so.

VI.  RECEIPT AND DELIVERY OF FUNDS AND SECURITIES

A.  Receipt and Deliverv in the Ordinary Course of Business

Clearing Broker shall receive and deliver funds and securities for Accounts in accordance with Correspondent's instructions to Clearing Broker, provided that Correspondent shall be responsible for advising Customers of their obligations to deliver funds or securities in connection with each transaction in an Account and shall be responsible for any failure of a Customer to satisfy such obligations. Correspondent agrees promptly to deliver to Clearing Broker any and all funds or securities received by Correspondent from Customers, together with such information as may be relevant or necessary to enable Clearing Broker properly to record such deliveries in the appropriate Accounts. Clearing Broker shall be responsible for the safeguarding of all funds and securities actually received and accepted by Clearing Broker, subject to count and verification by Clearing Broker. Clearing Broker shall not be responsible for any funds or securities delivered by a Customer to Correspondent or its agents or employees until such funds or securities are physically delivered to and accepted by Clearing Broker at its premises or deposited in Clearing Broker's bank accounts. It is expressly understood and agreed, however, that Correspondent shall be responsible for compliance with the Bank Secrecy Act and the rules and regulations promulgated thereunder.

B.  Lost. Stolen or Forged Securities

Correspondent shall be responsible for any defect in title to any securities purchased, sold, borrowed, delivered or transferred under this Agreement or any securities which may have been forged, counterfeited, altered, lost or stolen.

C.  Custodv Services

Whenever Clearing Broker has agreed to act as custodian of securities in any Account, or to hold securities in "safekeeping," Clearing Broker may hold the securities in the Customer's name ("Customer Name Securities"), or may cause such securities to be registered in the name of Clearing Broker or its nominee or in the names or nominees of any depository used by Clearing Broker. In connection with Customer Name Securities, Clearing Broker shall have no responsibility for, among other things, collecting and paying of dividends, transmitting and handling tenders or exchanges pursuant to tender offers and exchange offers, transmitting proxy materials and other shareholder communications, and handling exercises or expirations of rights and warrants or redemptions.

D.  Receipt and Deliverv Pursuant to Special Instructions

Upon special instructions from Correspondent or from a Customer, Clearing Broker shall endeavor to make such transfers of securities or Accounts as may be requested, consistent with the Laws and Rules. Any such special instructions shall be in writing.

E.  Restricted or Control Securities

Correspondent shall be solely and exclusively responsible for determining whether any securities in Accounts are restricted or control securities within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "1933 Act"), and for "ensuring that any transactions in such securities are in compliance with the Laws and Rules. Prior to the time any such order shall be transmitted to Clearing Broker, Correspondent shall notify Clearing Broker and Clearing Broker may, in its sol6 discretion, charge such reasonable fees, in addition to the clearing charges described below, as it deems appropriate for handling such transactions.

VII.  CONFIRMATIONS AND STATEMENTS

A.  Preparation and Transmission

Clearing Broker shall prepare and mail to Customers (and to Correspondent for its proprietary accounts) confirmations and monthly or quarterly statements of account in connection with all transactions executed or cleared through Clearing Broker, on Clearing Broker's forms disclosing that the Accounts are carried on a fully disclosed basis for Correspondent: provided. However, that Clearing Broker may, with the prior approval of Correspondent, delegate such confirmation responsibilities to Correspondent. In the event that such responsibilities are delegated to Correspondent, Correspondent shall have sole and exclusive responsibility for confirmations and for their compliance with the Laws and Rules. In the event that such responsibilities are not delegated to Correspondent, Correspondent acknowledges that such confirmations shall be prepared and delivered on Correspondent's behalf and at its direction, and that such confirmations shall remain, for all purposes, the confirmations of Correspondent. Correspondent further acknowledges that it shall have sole and exclusive responsibility for the content of such confirmations and for their compliance with the Laws and Rules. Accordingly, Correspondent shall provide in writing to Clearing Broker any information required by the Laws and Rules to be disclosed in its confirmations, including, without limitation, information with respect to the receipt of any payment for order flow. Clearing Broker shall provide Correspondent with copies of all confirmations and statements sent by Clearing Broker to Customers in connection with the Accounts. Except as expressly provided in this Agreement. Correspondent shall not prepare or transmit confirmations or periodic account statements or other communications to Customers without the prior written consent of Clearing Broker.

B.  Examination and Notification of Errors

Correspondent shall examine promptly all confirmations, monthly and quarterly statements of account, the Reconciliation Statements (as defined below in Section IX.C.) and any other statements or reports provided to Correspondent by Clearing Broker. All such confirmations, statements and reports shall be deemed accurate and correct, and Correspondent shall be deemed to have waived any claim with respect to the accuracy or correctness of the information therein, unless within ten (10) business days of receipt thereof Correspondent notifies Clearing Broker in writing of any alleged errors or discrepancies therein. Any notice of error or discrepancy shall be accompanied by such documentation as may be necessary to substantiate Correspondent's claim. Upon the request of Clearing Broker, Correspondent promptly shall provide any additional documentation Clearing Broker reasonably believes is necessary or desirable to substantiate and correct any such alleged error or discrepancy.

C.  Notations on Confirmations, Monthlv and Ouarterlv Statements and Notices

Clearing Broker shall make reasonable efforts to indicate on confirmations, monthly and quarterly statements, and notices to Customers that Customers are customers of Correspondent. Occasional or inadvertent omission of such notations shall not be deemed to constitute a breach of this Agreement, and shall not affect the allocation of responsibilities between Clearing Broker and Correspondent pursuant to this Agreement.

VIII. BOOKS AND RECORDS

Clearing Broker shall prepare and maintain stock records and other prescribed books and records of the services performed and transactions effected by Clearing Broker for the Accounts on a basis consistent with generally accepted practices in the securities industry and with the Laws and Rules governing the activities of clearing brokers. Such books and records shall include, without limitation, records of daily margin requirements as required by NASD Rule 2520. Clearing Broker reserves the right, at its sole discretion, to amend its policies with respect to the retention of reports requested by or provided to Correspondent. Any reports relating to the Accounts that, under the Laws and Rules, are required to be prepared and filed with the SEC or any other regulatory or self-regulatory organization by Correspondent or Clearing Broker, respectively, shall remain the responsibility of the respective parties, and Clearing Broker and Correspondent each agrees promptly to provide the other with any information in its possession necessary to enable the other to prepare and file any such reports.

IX.  COMMISSIONS AND CLEARING FEES

A.  Commissions

Correspondent shall have sole discretion and responsibility for determining the amount of commissions, mark-ups and similar charges (collectively, "Commissions") to be charged to Customers for transactions in the Accounts, and Clearing Broker shall not exercise any control or influence over the amount of such Commissions. Correspondent shall be solely and exclusively responsible for the amounts of such\ commissions and their compliance with the Laws and Rules, including, but not limited to, applicable mark-up and mark-down rules and any disclosures to Customers or others required to be made in connection therewith. On or before the execution of this Agreement, Correspondent shall have provided Clearing Broker with a schedule (the "Commission Schedule") showing the amounts of Commissions to be charged to Customers. Correspondent may amend the Commission Schedule from time to time by written instructions to Clearing Broker. Clearing Broker shall debit and collect from Accounts the amounts shown on the Commission Schedule, but Clearing Broker shall be required to implement any amendments to the Commission Schedule only to the extent and over such time as is within the normal capabilities of Clearing Broker's data processing and operations systems. Notwithstanding anything herein to the contrary, Clearing Broker shall not be obligated to charge Customers any amounts which it believes to be violative of the Laws and Rules, but Clearing Broker shall have no obligation to determine whether any such charges are violative of the Laws and Rules.

B.  Clearing Fees

Correspondent agrees to pay Clearing Broker the clearing fees and other amounts set forth in Schedule B hereto for the execution, clearing, settlement and related services to be provided under this Agreement. Schedule B is hereby incorporated into and made an integral part of this Agreement. Schedule B may be amended by Clearing Broker, in its sole discretion, at any time upon thirty (30) days' prior written notice to Correspondent, or from time to time as may be agreed in writing by the parties.

C.  Collection and Remittance of Commissions

Clearing Broker shall collect all Commissions from the Accounts on behalf of Correspondent and shall deduct and retain the following amounts from such Commissions as shall be determined by Clearing Broker:

1.	all amounts payable to Clearing Broker In accordance with Schedule B and any amendments thereto;

2.	any expenses payable by Clearing Broker on Correspondent's behalf;

3.
any loss, liability, damage, claim, cost or expense (including but not limited to attorneys' fees), as incurred, in respect of which any Clearing Broker Indemnitee (as defined below) is entitled to indemnification by Correspondent under this Agreement; and

4.
all other amounts owed by Correspondent or by any Customer to Clearing Broker pursuant to this Agreement or any other agreement between Clearing Broker and Correspondent or between Clearing Broker and any Customer (including, without limitation, Customers' unsecured debit items, or unsecured or partially secured short positions).

On or before the 10th business day of the month following the end of the month in which the Commissions are generated, Clearing Broker shall credit the Settlement Deposit Account (as defined in Section X.B.) with the amount of Commissions collected by Clearing Broker on Correspondent's behalf, net of all amounts to be deducted as set forth above and any other amounts due to Clearing Broker from Correspondent, however arising, as determined by Clearing Broker. If the amount due to Clearing Broker in any month exceeds the amount available in Correspondent's Settlement Deposit Account, Correspondent shall, in accordance with the provisions of Section X.A., immediately deposit with Clearing Broker additional cash so that the Settlement Deposit Account shall always have a zero or credit balance. If Correspondent fails to make such additional deposit, Clearing Broker shall have full rights of setoff, including, without limitation, the right to charge any other Account maintained by Clearing Broker for Correspondent or any other assets of Correspondent held by Clearing Broker, including, but not limited to, the Security Deposit (as defined in Section X.B.) and positions and balances in Accounts which are proprietary accounts of Correspondent, for the net amount due Clearing Broker. If Clearing Broker elects not to charge such other Accounts or assets, or such assets are insufficient to discharge the net amount due to Clearing Broker, any amount due to Clearing Broker shall be paid to Clearing Broker by Correspondent by wire transfer within ten (10) days of Correspondent's receipt of a statement (the "Reconciliation Statement") showing the amount due to Clearing Broker. If Clearing Broker does not receive payment within such period, Clearing Broker shall charge Correspondent interest at 1% above the broker's call rate, 'or such other rate as may be agreed in writing by Clearing Broker and Correspondent, until paid in full. Any failure by Clearing Broker to charge the Settlement Deposit Account or any other Account or assets of Correspondent held by Clearing Broker shall not constitute a waiver of Clearing Broker's right to demand payment of, or to charge Correspondent's Accounts for, the full amount due at any time.

X.  SECURITY FOR OBLIGATIONS OF CORRESPONDENT

A.  Lien and Security Interest

In order to secure the performance by Correspondent of all of its obligations under this Agreement, including but not limited to its liability to Clearing Broker for any failures by Customers timely to pay for or deliver securities purchased or sold and for any losses resulting from unsecured debit balances or short positions in Accounts, Correspondent hereby grants Clearing Broker a continuing lien, perfected first security interest in and right of setoff against (a) the Settlement Deposit Account and the Security Deposit (as such terms are defined below), (b) any Accounts which are proprietary accounts of Correspondent, and (c) any Commissions, funds, securities or other property of Correspondent held by Clearing Broker. Correspondent further agrees that Clearing Broker may debit any cash balances and/or liquidate any securities held in the Settlement Deposit Account or in any proprietary Account of Correspondent and credit the proceeds to Clearing Broker in such amounts as are necessary to satisfy Correspondent's obligations under this Agreement and at such times as Clearing Broker, in its sole discretion, deems appropriate; provided, however, that Clearing Broker has complied with the notice and cure provisions of Section XVIII.G. hereof. The lien, security interest and right of setoff created hereunder shall survive the termination of this Agreement until such time as, in the sole discretion of Clearing Broker, security for the performance of Correspondent's obligations is no longer required.

B.  Settlement Deposit Account and Security Deposit

On or before the execution of this Agreement, Correspondent shall have established an account (the "Settlement Deposit Account") with Clearing Broker. The Settlement Deposit Account shall at all times contain cash and/or securities issued or guaranteed as to principal and interest by the United States ("U.S. Government Securities") having an aggregate present value of at least $25,000.00 (the "Security Deposit"). Clearing Broker reserves the right, in its sole discretion, on written notice to Correspondent, at any time, to increase the amount of the Security Deposit required to be maintained by Correspondent. Correspondent shall immediately transfer to the Settlement Deposit Account sufficient cash and/or U.S. Government Securities to satisfy the increased amount of the Security Deposit. If Correspondent fails to transfer such additional cash or U.S. Government Securities to the Settlement Deposit Account, or if, for any other reason, including but not limited to the exercise of any right of setoff pursuant to the preceding section, the aggregate value of cash and U.S. Government Securities in the Settlement Deposit Account is less than the Security Deposit amount then in effect, Clearing Broker shall be entitled to deposit in the Settlement Deposit Account such Commissions, funds, securities or other property of Correspondent in Clearing Broker's possession as are necessary to satisfy the deficiency. Correspondent agrees that if this Agreement is terminated for any reason, Clearing Broker may deduct from the Security Deposit any amounts Correspondent owes Clearing Broker because of failure to meet any of Correspondent's obligations under this Agreement. The Security Deposit in no way represents any type of ownership in the Clearing Broker under this Agreement. In this regard, Correspondent also acknowledges that the Termination Fee referred to in Section XVIII.D. is a non-allowable asset for purposes of its net capital computation.

C.  Funds, Securities and No Interest

All funds transferred to the Settlement Deposit Account shall be in immediately available United States funds. All securities transferred to the Settlement Deposit Account shall be (a) in suitable form for transfer or shall be accompanied by duly executed instruments of transfer or assignment in blank and such other documentation as Clearing Broker may request, (b) transferred on the book-entry system of a Federal Reserve Bank, or (c) transferred by any other method acceptable to Clearing Broker. Clearing Broker shall not be obligated to pay interest to Correspondent on any cash held in the Settlement Deposit Account. Neither the Security Deposit nor the Settlement Deposit Account shall be deemed to' be margin for any Account, nor shall they give rise to or constitute an ownership interest in Clearing Broker.

XI.  INFORMATION TO BE SUPPLIED BY CORRESPONDENT

A.  Financial Statements and Other Reports

On or before the execution of this Agreement, Correspondent shall have supplied Clearing Broker with copies of its most recent audited annual financial statements and its most recent unaudited quarterly financial statements. Throughout the term of this Agreement, Correspondent will, within five (5) business days after their preparation, continue to provide Clearing Broker with copies of its audited annual and unaudited quarterly financial statements, together with any amendments thereto, for each subsequent fiscal year and quarterly period. Correspondent shall advise Clearing Broker in writing of any material errors in or omissions from such financial statements, or of any material adverse change in its financial condition or business prospects, immediately upon becoming aware of such error, omission or change. In addition, simultaneously with their filing, Correspondent shall supply Clearing Broker with copies of all financial information and reports filed by Correspondent with the SEC, the NASD and any national securities exchange or association of which it is a member, including but not limited to its monthly and quarterly Financial and Operational Combined Uniform Single ("FOCUS") Reports, any amendments or supplement to its Form BD, and any reports on Disciplinary Reporting Pages thereunder relating to Correspondent's principals, together with any amendments or supplements to any of the foregoing information or reports. Correspondent shall provide immediate oral and written notice to Clearing Broker in the event that Correspondent's capital becomes subject to the "early warning" provisions of SEC Rule 17a-1 1.

B.  Suspension or Restriction

In the event that Correspondent learns that Correspondent or any principal of Correspondent has become subject to revocation, suspension, bar, restriction, censure or other formal disciplinary action by the SEC, NASD or any other regulatory, self-regulatory or enforcement or governmental body having jurisdiction over Correspondent or such principal, Correspondent shall notify Clearing Broker immediately and, in addition to such other rights and remedies as Clearing Broker may have under this Agreement and the Laws and Rules, Correspondent authorizes Clearing Broker to take such steps as may be necessary for Clearing Broker to maintain compliance by Clearing Broker with the Laws and Rules. Correspondent further authorizes Clearing Broker, in such event, to comply with directives or demands made upon Clearing Broker by any such exchange or regulatory or self-regulatory body. In connection with such directives or demands, Clearing Broker may seek advice or legal counsel and Correspondent shall promptly reimburse Clearing Broker for the reasonable fees and expenses of such counsel, as incurred.

C.  Additional Information

Correspondent shall promptly supply Clearing Broker, upon request, with such other information or reports reflecting or relating to Correspondent's financial integrity, including, without limitation, its aggregate indebtedness ratio and net capital; Correspondent's registered principals and registered representatives; and inquiries, investigations or disciplinary or enforcement action relating to Correspondent or its registered principals or registered representatives by the SEC, NASD or any other regulatory; self-regulatory or governmental body.

XII.  COMMUNICATIONS WITH CUSTOMERS

Correspondent shall promptly notify its Customers in writing of the respective obligations of the parties under this Agreement and any other customer-related responsibilities of the parties in accordance with NASD Rule 3230, such notification to be in substantially the form of Exhibit C annexed hereto; provided, However, that Clearing Broker may, in its sole discretion, undertake such responsibilities on behalf of Correspondent. Correspondent shall be responsible for the payment of all costs incurred in connection with the preparation and mailing of such notification.

Clearing Broker agrees to forward promptly to Correspondent a copy of any written inquiry, complaint or other correspondence received from a Customer with respect to any Account. Correspondent agrees to forward promptly to Clearing Broker a copy of all of Correspondent's filings pursuant to NASD Rule 3070. Clearing Broker also shall provide a copy thereof to Correspondent's designated examining authority or self-regulatory organization and to advise the Customer that it has received the complaint and forwarded it to Correspondent and Correspondent's designated examining authority or self-regulatory organization. Additionally, Correspondent shall provide Clearing Broker with such additional information as Clearing Broker shall reasonably request, including, without limitation, a copy of any written inquiry, complaint or other correspondence from any Customer of Correspondent, whether or not such written inquiry, complaint or other correspondence was disclosed by Correspondent in its filings pursuant to NASD Rule 3070.

XIII.  ERRORS, CONTROVERSIES AND ADDITIONAL INDEMNITIES

A.  Errors and Controversies

Correspondent shall be solely responsible for any error, controversy, dispute or discrepancy between Correspondent, or any of its control persons, partners, shareholders, directors, officers, employees, agents, affiliates, successors or assigns (collectively, including Correspondent, the "Correspondent Parties"), and any of the Accounts. Correspondent shall indemnify, defend and hold Clearing Broker and its control persons, partners, shareholders, directors, officers, employees, agents, affiliates, successors and assigns (collectively, including Clearing Broker, the "Clearing Broker indemnities") harmless from and against any loss, liability, damage, claim, cost or expense (including but not limited to attorneys' fees), in each case as incurred, arising directly or indirectly from any such error, controversy, dispute or discrepancy, and from any action or proceeding commenced by or against any of the Correspondent Parties by any Customer, or from the settlement of any such claim, action or proceeding.

B.  Additional Indemnities

Correspondent hereby agrees to indemnify, defend and hold the Clearing Broker indemnities harmless from and against any loss, liability, damage, claim, cost or expense (including but not limited to attorneys' fees), in each case as incurred, arising directly or indirectly from or related to the Accounts or any transaction contemplated by or effected pursuant to this Agreement, or as a result of any inquiry or investigation conducted in connection therewith or in the defense or settlement of any threatened or pending action or proceeding brought by any regulatory or self-regulatory organization, governmental agency or private person arising out of or in connection with the same, unless such loss, liability, damage, claim, cost or expense, as finally determined by arbitration or a court of competent jurisdiction, was caused primarily by the fraudulent conduct or gross negligence of Clearing Broker (in which case Clearing Broker shall bear responsibility only for the proportion of any such loss, liability, damage, claim, cost or expense finally determined by mutual agreement of the parties, arbitration or a court of competent jurisdiction to be attributable to Clearing Broker's fraudulent conduct or gross negligence). This indemnity is supplemental to any other obligation of Correspondent in this Agreement to pay or reimburse Clearing Broker for any fees, expenses, losses or liabilities. Without limiting its generality, the foregoing indemnity is intended to include, among other things, any loss, liability, damage, claim, cost or expense (including but not limited to attorneys' fees) arising from or relating to any of the following:

1.
the failure of any Customer to make timely payment for securities purchased or timely and good delivery of securities sold, the existence of an unsecured debit balance or unsecured short position in art Account, the failure of any Customer timely to comply with initial margin or maintenance margin requirements, or the failure of any Customer otherwise to fulfill any of its obligations in connection with any Account, whether or not such failure is within the control of Correspondent;

2.
the failure of any of the Correspondent Parties fully and properly to discharge their obligations and responsibilities with respect to Accounts, it being understood and agreed that the participation of any of the Clearing Broker lndemnitees in any transaction shall not diminish, reduce or otherwise affect Correspondent's indemnification obligations hereunder, except to the extent that such participation has been finally determined by arbitration or a court of competent jurisdiction to have been fraudulent or grossly negligent;

3.	any willful misconduct or negligent act or omission on the part of any of the Correspondent Parties or any Customer, including but not limited to any dishonest, fraudulent or criminal act or omission;

4.
any defect in title to any securities purchased, sold, borrowed, delivered or transferred under this Agreement (including, without limitation, those that may have been forged, counterfeited, altered, lost or stolen), and any adverse claims with respect to any securities purchased, sold, borrowed, delivered or transferred under this Agreement, it being understood that Clearing Broker shall be deemed to be solely an intermediary between Correspondent and Customers with respect to such securities and shall be deemed to make no representations or warranties other than as provided with respect to intermediaries in Section 8-306(3) of the Uniform Commercial Code;

5.
any claim by any contra broker or any other person arising from or relating to Clearing Broker's rejection of a transaction for clearance and settlement pursuant to the terms of this Agreement, or the failure by any contra broker designated by Correspondent to settle any transaction for an Account;

6.	any errors or discrepancies in orders as transmitted by Correspondent to Clearing Broker;

7.	the use of check-writing privileges in accordance with Section XXI.C. hereof;

8.
any request by Correspondent to defer a buy-in or sell-out for an Account, or to extend the time for the making of a required margin payment by an Account, whether or not granted in whole or in part by Clearing Broker;

9.	any guarantee by Clearing Broker of any signatures with respect to transactions in the Accounts;

10.	the exercise by Correspondent Parties of discretionary authority over any Account;

11.	any action or inaction by an agent holding a power of attorney for an Account on behalf of a principal; or

12.	the breach by Correspondent of, or an untrue statement or omission in, any representation, warranty or covenant in this Agreement.

C.  Defense of Claims and Actions

If any claim or action is asserted or commenced against any of the Clearing Broker Indemnities in respect of which indemnity may be sought against Correspondent pursuant to this Agreement, such Clearing Broker Indemnities shall notify Correspondent in writing, and Correspondent shall assume the defense of such claim or action, including the employment of counsel and payment of attorneys' fees and expenses, as incurred, on behalf of such Clearing Broker Indemnities. Each Clearing Broker Indemnitee against whom such claim or action is asserted or commenced shall have the right to employ its own separate counsel, but the fees and expenses of such separate counsel shall be at the expense of such Clearing Broker Indemnitee unless: (1) the employment of such separate counsel shall have been authorized in writing by Correspondent; (2) Correspondent shall not have employed counsel to conduct the defense of such Clearing Broker Indemnitee; or (3) such Clearing Broker Indemnitee, shall have reasonably concluded that as between such Clearing Broker Indemnitee and Correspondent or between such Clearing Broker Indemnitee and one or more of the other Clearing Broker Indemnitees, there may be a conflict of interest requiring separate counsel. In the event that any of the circumstances referred to in clauses (1)-(3) of the preceding sentence occurs, the fees and expenses of the separate counsel employed by such Clearing Broker Indemnitee shall be borne in their entirety by Correspondent, and Correspondent shall not have the right to direct the defense of such Clearing Broker Indemnitee. In any event, Correspondent shall cooperate in the defense of any such claim or action against a Clearing Broker Indemnitee, including, without limitation, in the effectuation of any settlement which such Clearing Broker Indemnitee, in its reasonable discretion, deems appropriate, the costs of which settlement shall be borne in their entirety by Correspondent.

D.  Survival of Indemnities

All indemnification, reimbursement and payment for expense provisions of this Agreement shall survive the termination of the Agreement. Each indemnity under this Agreement also shall extend to the costs and expenses (including but not limited to attorneys' fees), if any, incurred by any of the Clearing Broker Indemnitees in enforcing such indemnity.

XIV. LIMITATION OF LIABILITY OF CLEARING BROKER

A.  Indirect or Consequential Dama2es

In no event shall Clearing Broker be responsible to Correspondent, to any Customer or to any other person for indirect or consequential damages arising from or relating to any actual or alleged failure by Clearing Broker to perform the functions or provide the services required by this Agreement, regardless of whether Clearing Broker has been advised of or might otherwise have anticipated the possibility of such damages. Clearing Broker's sole responsibility and liability for any such actual or alleged failure shall be to Correspondent, and notwithstanding anything to the contrary in this Agreement, Clearing Broker shall have no liability whatsoever for any losses, damages, costs or expenses which are not finally determined by arbitration or a court of competent jurisdiction to have been caused primarily by its own fraudulent conduct or gross negligence (in which case Clearing Broker shall bear responsibility only for the proportion of any such loss, damage, cost or expense finally determined by arbitration or a court of competent jurisdiction to be attributable to Clearing Broker's fraudulent conduct or gross negligence). Clearing Broker shall not be bound to make any investigation into the facts surrounding any transaction that it may have with Correspondent or that Correspondent may have with or on behalf of any Customers or other persons, nor shall Clearing Broker be responsible for compliance by Correspondent with the Laws and Rules in connection with any Account or the performance by Correspondent of its obligations under this Agreement. Correspondent acknowledges and agrees that this Agreement significantly limits the liability of Clearing Broker and that such limitation is fair and reasonable in light of the limited responsibilities of Clearing Broker, and the amounts payable to Clearing Broker for its services, under this Agreement

B.  Svstems and Communications Failures: Errors in Instructions

Clearing Broker's sale responsibilities with respect to any systems or communications failures, or any interruptions or delays in the services provided or to be provided by Clearing Broker under this Agreement, shall be to use its best efforts to make such systems and services available as promptly as reasonably practicable. Clearing Broker shall have no responsibility whatsoever for the accuracy of, or any errors or omissions in, any databases or securities information and related market and statistical information displayed, carried or furnished by or through its equipment or systems. Clearing Broker shall have no responsibility whatsoever for any loss, expense or damage suffered by Correspondent, any Customer or any other person by reason of any interruption or delay in the transfer or receipt of funds or securities through the Federal Reserve Book Entry System, the Federal Funds Wire Transfer System or any similar system or from any clearing agent, issuer, broker, dealer or other third party. Clearing Broker shall have no responsibility whatsoever for any failures to execute or "DKs" directly or indirectly resulting from incorrect, incomplete or untimely instructions or any other failure by Correspondent, or any other person, to provide proper instructions.

XV.  ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS

A.  Representations, Warranties and Covenants of Correspondent

Correspondent represents, warrants and covenants to Clearing Broker as follows:

1.
Correspondent is and during the term of this Agreement shall be duly registered and in good standing as a broker-dealer with the SEC, a member firm in good standing of the NASD, and a member in good standing of every national securities exchange and association where such membership is required in light of Correspondent's activities.

2.
Correspondent has all requisite authority in conformity with all Laws and Rules to enter into and perform this Agreement and has taken all necessary actions to authorize the execution of this Agreement and the performance of its obligations hereunder.

3.
Correspondent and each of the other Correspondent Parties is and during the term of this Agreement shall remain in ful1 compliance with the Laws and Rules, including but not limited to the registration, qualification, net capital, financial reporting, customer protection, and similar requirements of the SEC, the NASD, any other securities exchange or association of which it is a member, and every state to which jurisdiction it is subject.

4.
Correspondent has and during the term of this Agreement shall maintain excess net capital in an amount that is the greater of 120% of the amount required under the Law and Rules, or an amount specified in writing by Clearing Broker to Correspondent. Correspondent shall give prompt written notice to Clearing Broker in the event that Correspondent's excess net capital falls below 135% of the amount required under the Laws and Rules.

5.	All orders and instructions transmitted to Clearing Broker by Correspondent shall be valid and shall have been duly and properly authorized.

6.
There is no action, suit, investigation, inquiry or proceeding (formal or informal) pending or to the best knowledge of Correspondent any material action, suit, investigation, inquiry or proceeding, threatened, against or affecting Correspondent or any of the other Correspondent Parties, by or before any court or other tribunal, arbitrator, governmental agency, instrumentality or authority or any self-regulatory or clearing organization, as to which Clearing Broker has not been informed and provided with copies of relevant documents. In the event any such action, suit, investigation, inquiry or proceeding is initiated or threatened at any time during the term of this Agreement, Correspondent shall promptly notify Clearing Broker in writing and provide it with copies of all relevant documents related thereto.

7.
The services provided by Clearing Broker do not and during the term of this Agreement shall not give rise to a prohibited transaction within the meaning of Section 406 of ERISA, and all applicable Prohibited Transaction Class Exemptions (as defined thereunder), shall have been complied with.

8.
Correspondent has and during the term of this Agreement shall maintain blanket bond insurance policies satisfactory to Clearing Broker covering any and all acts, errors and omissions of any of the Correspondent Parties and adequate to fully protect and indemnify Clearing Broker against any loss, liability, damage, claim, cost or expense (including but not limited to attorneys' fees) which Clearing Broker may suffer or incur directly or indirectly as a result of any such act, error or omission. Coverage to be maintained under such policies shall be in an amount that is the greater of the amount required under NASD Rule 3020, or an amount specified in writing by Clearing Broker to Correspondent, and shall remain in effect during the term of this Agreement' and include coverage for any claims discovered or made within at least ninety (90) calendar days following the termination of this Agreement. Clearing Broker shall be expressly named as the beneficiary of the errors and omissions policy required to be maintained by Correspondent pursuant hereto.

9.
On or before the execution of this Agreement, Correspondent shall have identified in writing to Clearing Broker each of its lines of business and any securities in which Correspondent makes a market. Correspondent shall give Clearing Broker at least ten (10) business days' prior written notice of any proposed changes in its market-making activities, including but not limited to any changes in the identity of securities in which it proposes to act as a market maker. Clearing Broker shall have the absolute right, in its sole discretion, to limit or prohibit Correspondent's market-making activities with respect to any security.

10.
Correspondent shall give Clearing Broker at least ten (10) business days' prior written notice of any new lines of business that materially modify the mix of business that Correspondent is engaged in as of the date of this Agreement. Such notice shall be required notwithstanding that such new business or different business mix does not affect the services to be performed by Clearing Broker under this Agreement. In connection with any such new business or different business mix, Clearing Broker shall have the absolute right, in its sole discretion, to request additional assurances from Correspondent, to require Correspondent to increase the amount of its Security Deposit or to terminate this Agreement.

B.  Representations. Warranties and Covenants of Clearing Broker

Clearing Broker represents, warrants and covenants to Correspondent as follows:

1.
Clearing Broker is and during the term of this Agreement shall remain duly registered and in good standing as a broker-dealer with the SEC, a member firm in good standing of the NASD, and a member in good standing of every national securities exchange and association where such membership is required in light of Clearing Broker's activities.

2.
Clearing Broker has all requisite authority in conformity with all Laws and Rules to enter into and perform this Agreement and has taken all necessary actions to authorize the execution of this Agreement and the performance of its obligations hereunder.

3.	Clearing Broker has and during the term of this Agreement shall maintain net capital in an amount no less than that required by the Law and Rules.

4.
Clearing Broker has and during the term of this Agreement shall maintain excess net capital in an amount that is the greater of 120% of the amount required under the Law and Rules. Clearing Broker shall give prompt written notice to Correspondent in the event that Clearing Broker's excess net capital falls below 135% of the amount required under the Laws and Rules.

5.
Clearing Broker has and during the term of this Agreement shall maintain insura.nce policies as required under NASD Rule 3020. Clearing Broker is, and during this Agreement shall remain, a member of the Securities Investor Protection Corporation ("SIPC"). In addition, Clearing Broker has secured additional protection through, an independent insurance provider for an excess of $9,500,000 per customer and $50,000,000 Clearing Broker SIPC coverage (see Terra Nova Trading, L.L.C. website and disclosures for additional information).

XVI.  NO PARTNERSHIP OR AGENCY; NO SPECIAL TREATMENT

Neither this Agreement nor any activity hereunder shall create a general or limited partnership, association, joint venture, branch or agency relationship between Correspondent and Clearing Broker. Correspondent shall not hold itself out as an agent of Clearing Broker or of any subsidiary or company controlled directly or indirectly by or affiliated with Clearing Broker, nor shall it employ Clearing Broker's name in any manner that creates the impression that the relationship created or intended between them is anything other than that of clearing broker and introducing broker. Correspondent shall not, without the prior written approval of Clearing Broker, place any advertisement in any newspaper, publication, periodical or any other media if such advertisement in any manner makes reference to Clearing Broker or to the execution and clearing arrangements contemplated by this Agreement. Should Correspondent in any way hold itself out as, advertise or otherwise represent that it is the agent of Clearing Broker, Clearing Broker shall have the right, at its option, in addition to such other rights and remedies as it may have, to immediately terminate this Agreement and/or to obtain injunctive relief or any other provisional remedy in any Illinois federal or state court, and Correspondent shall be liable for any loss, liability, damage, claim, cost or expense (including but not limited to attorneys' fees) sustained or incurred as a result of such representation of agency. No such application for a provisional remedy, however, nor any act by either party in furtherance of or in opposition to such application, shall constitute a relinquishment or waiver of any right to have the underlying dispute or controversy with respect to which such application is made settled by arbitration in accordance with Section XXI.L. of this Agreement.

This Agreement is not intended, nor shall it be construed, to bestow upon Correspondent any special treatment regarding any other arrangements, agreements or understandings that exist or may hereafter exist between the parties. Neither party shall have any obligation to deal with the other in any capacity other than as set forth in this Agreement.

XVII. CONFIDENTIALITY: EMPLOYEES

A.  Confidentiality

Correspondent and Clearing Broker shall each keep confidential any information acquired as a result of this Agreement regarding the business and affairs of the other, except such information as may be required to be disclosed pursuant to subpoena, court order or in any regulatory or self-regulatory inquiry, investigation, proceeding or other matter (collectively, "Inquiry"). Except as otherwise prohibited by law, Correspondent and Clearing Broker shall each give the other prompt notice of the receipt of any Inquiry prior to such party's disclosing information in connection therewith. Correspondent agrees not to disclose the terms of this Agreement to any person or entity except to regulatory bodies with appropriate jurisdiction and to authorized employees of Correspondent on a need-to-know basis. Any other publication or disclosure of the terms of this Agreement may be made only with the prior written consent of Clearing Broker. The confidentiality provisions of this Agreement shall survive the termination of this Agreement.

B.  Emplovees

Without the other party's prior written consent, neither party shall solicit any employee who is, or within the preceding twelve (12) months has been, employed by the other party or any affiliate thereof.

XVIII. TERM AND TERMINATION

A.  Term and Termination bv Either Party

The initial term of this Agreement shall be 2 years, commencing on (i) the date Clearing Broker first receives and accepts an Account pursuant to Section III.C., or (ii) its approval by the NASD, whichever occurs last, and shall continue for successive one-year periods thereafter. The end of the initial term is referred to as the "Initial Expiration Date." This Agreement shall be deemed to have been extended for an additional one-year period, and shall continue to be extended for one-year periods as of each anniversary of the Initial Expiration Date, provided that written notice of termination is not provided at least sixty (60) calendar days in advance of the end of each subsequent term.

In addition. either party may terminate this Agreement. in accordance with the procedures set forth below, whether prior to or after the Initial Expiration Date, upon the occurrence of an "Event of Default." For purposes hereof, an "Event of Default" shall occur if:

1.
Either party fails to perform or observe any term, covenant or condition to be performed hereunder and such failure continues unremedied for a period often (10) business days· after receipt of written notice from the other party specifying the failure and demanding that such party remedy its default;

2.	Any representation, warranty or covenant made by the other party proves to be incorrect at any time in any material respect;

3.
The other party is enjoined, disabled. suspended, prohibited, or otherwise unable to engage in the securities business as a result of any administrative or judicial proceeding or action by the SEC, any state securities law administrator, any national securities exchange or any self-regulatory organization or governmental body having jurisdiction over such party; or

4.
The other party is adjudicated bankrupt or insolvent or a trustee or similar creditors' representative is appointed by court order; or any property of such party is sequestered by court order and such order remains in effect for more than thirty (30) calendar days; or a petition is filed by or against such party either voluntarily or involuntarily under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within thirty (30) calendar days after such filing; or such party makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee or liquidator for itself or for any property held by it.

The defaulting party shall promptly advise the other party in writing upon the occurrence of any event which constitutes, or with the passage of time would constitute, an Event of Default under this Agreement. Upon the occurrence of an Event of Default under subsections (1) or (2) above, the non-defaulting party may, at its option, by notice in writing to the defaulting party, declare this Agreement terminated, and such termination shall be effective as of the date such notice is delivered or such later date as may be designated by the non-defaulting party in such notice. Upon the occurrence of an Event of Default under subsections (3) or (4) above, this Agreement shall immediately and automatically terminate without notice or any further action by the non-defaulting party ..

B.  Termination bv Clearing Broker

Clearing Broker may terminate this Agreement at any time, with or without cause, whether prior to or after the Initial Expiration Date, upon ninety (90) calendar days' prior written notice to Correspondent.

C.  Changes in Control. Management or Business Mix

Notwithstanding any provision hereof, this Agreement may be terminated immediately by Clearing Broker at any time, upon written notice to Correspondent, if there is a material change in the control or management of Correspondent, or in the scope, nature or extent of the transactions effected in the Accounts or in the business mix of Correspondent, in each case without the prior written approval of Clearing Broker. For purposes hereof, a change in the business mix of Correspondent shall include, without limitation, a change in the market-making activities of Correspondent. Correspondent shall immediately advise Clearing Broker in writing upon the occurrence of any of the events described in this Section.

D.  Termination Fee

In the event that this Agreement is terminated prior to the Initial Expiration Date, for any reason whatsoever other than Clearing Broker's termination without cause pursuant to Section XVIII.B., Correspondent shall pay to Clearing Broker a termination fee (the "Termination Fee") equal to the sum of (1) the unamortized costs and expenses of Clearing Broker incurred in connection with establishing the systems, procedures and capacity for servicing the Accounts as contemplated by this Agreement, which Clearing Broker shall specify to Correspondent in writing, and (2) the costs and expenses of Clearing Broker incurred in connection with the conversion of Accounts pursuant to Section XVIIE. of this Agreement. In no event shall the Termination Fee be less than $10,000. Correspondent shall pay the Termination Fee, in immediately available U.S. funds, within ten (10) calendar days of receipt of a written statement from Clearing Broker setting forth in reasonable detail the costs and expenses comprising the Termination Fee.

At each time specified in the paragraph above, Correspondent shall promptly designate in writing to Clearing Broker which, if any, of such reports Correspondent requires during the succeeding twelve (12) months, and Clearing Broker shall thereafter provide such designated reports to Correspondent and shall advise Correspondent's designated examining authority or self-regulatory organization of the reports designated by Correspondent. It shall be the sole responsibility of Correspondent to determine whether additional reports are necessary for Correspondent to meet its regulatory obligations, and to obtain and use such reports. Clearing Broker shall retain the data from which each of such reports was produced in a manner sufficient for Clearing Broker to reproduce the report.

Notwithstanding the foregoing, Correspondent shall itself maintain reports, records and regulatory filings required to be kept by Correspondent by this Agreement.

c.  Check- Writing Authority

Clearing Broker may, but is not required to, authorize certain of Correspondent's employees to issue checks drawn against a Clearing Broker account to Customers for amounts due to and requested by them with respect to their Accounts. Correspondent shall provide Clearing Broker with a written representation that it has established, and shall maintain and enforce, supervisory procedures with respect to the issuance of negotiable instruments. Correspondent shall designate in writing the names of any employees it wishes to receive the authorization described in this Section. All checks must be signed by two employees of Correspondent who have received authorization from Clearing Broker. No check or checks totaling more than $50,000 shall be provided to any Customer by Correspondent on the same business day. All expenses incurred in connection with the issuance of checks under the authority described in this Section shall be charged to Correspondent. Correspondent remains responsible for the disbursement and delivery of such checks to Customers. Any lien on the Customer's property granted by the Customer to Correspondent or Clearing Broker shall extend to any funds which may be segregated in a separate account in connection with the exercise of the authority described in this Section.

D.  Credit Investigations

Both Clearing Broker and Correspondent shall have the right to investigate, or to cause a third party to investigate, the other party's credit.

E.  Tape Recording

Both Clearing Broker and Correspondent shall have the right to record telephone conversations between and among themselves, and both Clearing Broker and Correspondent waive any right to further notice of any such recording.

F.  No Third-Party Beneficiaries

Except as otherwise provided in Section XXI J hereof, this Agreement is between Clearing Broker and Correspondent only, and is not intended to confer any benefits or rights upon any Customers or other persons not expressly made parties hereto (other than Clearing Broker Indemnitees) unless expressly agreed in writing otherwise.

G.  Competition

Nothing herein shall restrict or be deemed to restrict the right of either party or any affiliate of either party to compete with the other party in any or all aspects of such party's business, provided that neither party shall use, or permit the use of proprietary information regarding the business and affairs of the other party acquired as a result of this Agreement.

H.  Remedies Cumulative

The enumeration herein of specific remedies shall not be exclusive of any other remedies. Any delay or failure by any party to this Agreement to exercise any right or remedy under this Agreement or under the Laws and Rules, or the single or partial exercise of any such right or remedy, shall not be construed to be a waiver of any such rights or remedies, or to limit the exercise of such rights or remedies.

I.  Merger; Amendment

This Agreement represents the entire agreement between the parties and supersedes all other understandings and agreements between the parties with respect to the subject matter hereof. This Agreement may not be amended except by a writing signed by the parties hereto.

J.  Assignment

This Agreement shall be binding upon and inure to the benefit of the respective successors and authorized assigns of the parties. Correspondent shall provide Clearing Broker with thirty (30) business days' prior written notice of any proposed change in control of Correspondent. Correspondent may not assign this Agreement, or assign or delegate any of its rights or obligations hereunder, without the prior written consent of Clearing Broker. Clearing Broker may assign this Agreement or assign or delegate any of its rights or obligations hereunder to any affiliate of Clearing Broker without Correspondent's consent if such affiliate executes and delivers to Correspondent an assumption agreement pursuant to which such affiliate assumes all such obligations of Clearing Broker under this Agreement as have been delegated to it. Correspondent consents and agrees to the assignment and transfer by Clearing Broker of its rights and obligations hereunder at any future time resulting from a merger, sale of assets, liquidation or otherwise of all Accounts covered by this Agreement (including all securities positions, credit and debit balances contained therein) to any such successor organization or assignee, including any registered broker and/or dealer that owns any of Clearing Broker's equity securities, and such assignment shall be binding upon Correspondent, its successors and assigns.

K.  Governing: Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to its conflict of laws principles.

L.  Arbitration

Any dispute or controversy arising out of or relating in any way to this Agreement shall be submitted to arbitration before the NASD (conducted pursuant to the Code of Arbitration of the NASD), or any other self-regulatory organization or exchange chosen by Clearing Broker that has jurisdiction over the dispute or controversy. Arbitration must be initiated by service upon the other party of a written demand for arbitration or notice of intention to arbitrate. Judgment upon any award rendered by the arbitrator may be entered in any court of competent jurisdiction.

M.  Customer Actions

In the event of an arbitration or court action in which a Customer has asserted a claim against Clearing Broker, Correspondent agrees that (1) it shall submit to the jurisdiction of any such forum in which such claim is brought, and (2) it shall accept service of process for any such claim. Service of process in any such action or arbitration shall be sufficient if served on Correspondent by certified mail, return receipt requested, at the address provided for the delivery of notices under this Agreement.

N.  Temporary or Provisional Relief

Notwithstanding Section XXI.L. hereof, either party may, at any time prior to an initial arbitration hearing with respect to any dispute or controversy relating to or arising out of this Agreement, obtain upon application to the United States District Court for the Northern District of Illinois any temporary or provisional relief or remedy that would be available in an action based upon such dispute or controversy in the absence of an agreement to arbitrate. The parties acknowledge and agree that it is their intention to have any such application for provisional or temporary relief decided by the court to which it is made and that such application shall not be referred to or settled by arbitration. Process in any such proceeding shall be sufficient if served on the other party by certified mail, return receipt requested, at the address provided above for the delivery of notices under this Agreement. In this connection, each party expressly waives any defense (1) to personal jurisdiction, (2) to service of process in the manner set forth above, and (3) to venue. No such application to a court for provisional or temporary relief, nor any act or conduct by either party in furtherance of or in opposition to such application, shall constitute a relinquishment or waiver of any right to have the underlying dispute or controversy settled by arbitration in accordance with Section XXI.L. hereof.

O.  Force Maieure

Clearing Broker shall not be liable for losses caused directly or indirectly by government restrictions, exchange or market rulings or conditions, suspension or halts of trading, labor strikes, war, acts of civil or military authority, sabotage, terrorist attacks, epidemic, flood, earthquake, fire or other natural disasters or acts of God, or any other similar conditions or occurrences beyond Clearing Broker's reasonable control.

P.  Headings

The headings contained herein have been inserted for convenience and ease of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

Q.  Enforceability

If any provision or condition of this Agreement is held to be invalid or unenforceable by any court, arbitration tribunal or regulatory or self-regulatory agency or body, the validity of the remaining provisions and conditions shall not be affected thereby and this Agreement shall be carried out as if any such invalid or unenforceable provision or condition were not contained herein.

R.  Counterparts

This Agreement may be executed in counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

TERRA NOVA TRADING, L.L.C. (Clearing Broker)

BY________________________________

Name:______________________________

Title:_______________________________

SCHEDULE A

Additional Services

NONE

EXHIBIT A

PAIB PROCEDURES

In conformity with the SEC No-Action Letter dated November 3, 1998 and publicly available November 10, 1998 (the "No-Action Letter") relating to the capital treatment of assets in the proprietary account of an introducing broker (''PAIB'') and to permit Correspondent to use PAIB assets in its net capital computations, Clearing Broker and Correspondent agree as follows:

1.
Correspondent shall identify to Clearing Broker in writing all accounts that are, or from time to time may be, proprietary accounts of Correspondent. Clearing Broker shall perform a computation for P AIB assets of Correspondent ("PAIB Reserve Computation") in accordance with the customer reserve computation set forth in Rule 15c3-3 under the 1934 Act ("Customer Reserve Formula") with the following modifications:

A.  Any credit (including a credit applied to reduce a debit) that is included in the Customer Reserve Formula may not be included as a credit in the PAID Reserve
Computation;

B.  Note E (3) to Rule 15~3-3a which reduces debit balances by 1 % under the basic method and subparagraph (a)(l)(ii)(A) of Rule 15c3-1 which reduces debit balances by 3% under the alternative method shall not apply; and

C.  Neither Note E (1) to Rule 15c3-3a nor Exchange Interpretation /04 to Item 10 of Rule 15c3-3a regarding securities concentration charges shall be applied to the PAID Reserve Computation.

2.
The PAIB Reserve Computation shall include all proprietary accounts of Correspondent. All PAIB assets shall be kept separate and distinct from customer assets under the Customer Reserve Formula in Rule 15c3-3.

3.	The PAIB Reserve Computation shall be prepared within the same time frames as those prescribed by Rule 15c3-3 for the Customer Reserve Formula.

4.
Clearing Broker shall establish and maintain a separate "Special Reserve Account for the Exclusive Benefit of Customers" with a bank in conformity with the standards of paragraph (f) of Rule 15c3-3 (''P AIB Reserve Account"). Cash and/or qualified securities as defined in the . Customer Reserve Formula shall be m6.intained in the PAID Reserve Account in an amount equal to the PAm reserve requirement.

5.
Credits included in the PAIB Reserve Computation that result from the use of PAID securities pledged to meet intra-day margin calls in a cross margin account established between The Options Clearing Corporation and any regulated commodity exchange can be reduced to the extent that the excess margin held by the other clearing corporation in the cross margin relationship is used the following business day to replace the P AIB securities that were previously pledged. In addition, balances resulting from a cross margin account which are segregated pursuant to the Commodities Future Trading Commission regulations need not be included in the PAIB Reserve Computation.

6.
Deposits received prior to a transaction pending settlement which are $5 million or greater for any single transaction or $10 million in aggregate can be excluded as credits from the PAIB Reserve Computation if such balances are placed and maintained in a separate P AIB Reserve Account by 12:00 p.m. Eastern Time on the following business day. Thereafter, the money representing any such deposits may be withdrawn to complete the related transactions without performing a new P AIB Reserve Computation.

7.
If the PAIB Reserve Computation results in a deposit requirement, the requirement may be satisfied to the extent of any excess debit in the Customer Reserve Formula of the same date. However, a deposit requirement resulting from the Customer Reserve Formula shall not be satisfied with excess debits from the P AIB Reserve Computation.

8.
Within two (2) business days of entering into this Agreement, Correspondent shall notify its designated examining authority in writing (with a copy to Clearing Broker) that it has entered into this Agreement regarding the capital treatment of Correspondent's P AIB assets.

9.
Commissions receivable and other receivables of Correspondent from Clearing Broker (excluding clearing deposits) that are otherwise allowable assets under Rule 15c3-1 may not be included in the PAIB Reserve Computation, provided the amounts have been clearly identified as receivables on the books and records of Correspondent and as payables on the books of Clearing Broker.

10.
If Correspondent is a guaranteed subsidiary of Clearing Broker or if Correspondent guarantees Clearing Broker (i.e., guarantees all liabilities and obligations) then the proprietary accounts of Correspondent shall be excluded from the PAIB Reserve Computation.

11.
Upon discovery that any deposit made to the PAIB Reserve Account did not satisfy its deposit requirement, Clearing Broker shall by facsimile or telegram immediately notify its designated examining authority and the SEC. Unless a corrective plan is found acceptable by the SEC and the designated examining authority, Clearing Broker shall provide written notification within five (5) business days of the date of discovery to Correspondent that PAIB assets held by Clearing Broker shall not be deemed allowable assets for net capital purposes. The notification also shall state that if Correspondent wishes to continue to count its PAIB assets as allowable, it has until the last business day of the month following the month in which the notification was made to transfer all PAIB assets to another clearing broker. However, if the deposit deficiency is remedied before the time at which Correspondent must transfer its PAIB assets to another clearing broker, Correspondent may choose to keep its assets at Clearing Broker.

12.	Clearing Broker and Correspondent shall adhere to the terms of the No-Action Letter, including the Interpretations as set forth therein, in all respects.

AGREED AND ACCEPTED:
By:
Name

Title:.CEO_________________

EXHIBIT B

ANTI-MONEY LAUNDERING COMPLIANCE

Each of the parties hereto agrees that it is responsible for complying with all applicable anti-money laundering ("AML") legal and regulatory rules and reporting requirements, including but not limited to the PATRIOT Act and its implementing regulations. With respect to the allocation of such AML responsibilities between Clearing Broker and Correspondent under the Agreement, the parties agree as follows:

A. Correspondent's AML Responsibilities

1. In addition to any other obligations Correspondent has under the Agreement or the PATRIOT Act, Correspondent represents and warrants to Clearing Broker that:

(a)  It is not doing business with foreign shell banks and is in compliance, as of the date of the - Agreement and shall continue to be in compliance in the future, with Section 313 of the PATRIOT Act (Prohibition on United States Correspondent Accounts With Foreign Shell Banks) and any corresponding regulations issued by the U.S. Department of the Treasury on foreign banks and foreign shell banks in furtherance of Section 313;

(b) It is responsible for and has appropriate procedures for: (i) determining which of its customers are foreign banks and properly identifying and coding such accounts and obtaining the required ownership and agent information from any such customers; (ii) determining whether any of its customers are, or are acting on behalf of, foreign shell banks; (iii) closing, or refusing to accept, as applicable, accounts where Correspondent determines that a customer is, ()r is acting on behalf of, a foreign shell bank, or where Correspondent is unable to obtain the required information; and (iv) providing prompt notice to Clearing Broker of any circumstances requiring Correspondent to terminate an account pursuant to the PATRIOT Act (e.g., Section 313 and Section 319); and

(c) It has obtained from each foreign bank for which it currently maintains an account, and shall obtain from any such accounts opened in the future, a completed certification/recertification (in the form set forth in the PATRIOT Act and its implementing regulations) identifying: (i) the owners of such foreign bank; and (ii) the name and address of a person who resides in the United States and is authorized to accept service of legal process for records regarding the foreign bank. Correspondent shall collect and maintain all such certifications/recertifications and promptly forward copies thereof to Clearing Broker. Clearing Broker shall review certifications/recertifications received from Correspondent for completeness. Correspondent agrees that, in addition to any other rights Clearing Broker has under the Agreement, Clearing Broker has the right to close or restrict an account should such certification/recertification not be obtained.

2. Correspondent is, and shall remain throughout the term of this Agreement, in compliance with the Bank Secrecy Act ("BSA") and any amendments thereto, which now requires, or in the future may require, among other things:

(a)  Reports of any transaction over $10,000 in currency, including multiple transactions occurring during the course of the same day, on a Currency Transaction Report, Form 4789 ("CTR");

(b) Recordkeeping, including collecting and maintaining records concerning wire fund transfers of $3,000 or more and verification of the identity of transmitters and recipients of such funds that are not established customers; and

(c) Reports of any transaction of more than $10,000 in currency or monetary instruments into or outside of the United States on a Report of International Transportation of Currency or Monetary Instruments Form 4790 ("CMIR").

3. Correspondent will consult with Clearing Broker when required to file any reports concerning an account and will provide Clearing Broker with any information Clearing Broker requests relative to such reports. Correspondent shall provide Clearing Broker with a copy of all Forms CTR, CMIR and Suspicious Activity Report ("SAR"). as discussed below, that it files and any other reports Correspondent is required to file concerning any account, and shall attach an explanation of the action Correspondent has taken with respect to the account internally.

4. Correspondent will file on an annual basis a notice with the U.S. Department of the Treasury for purposes of sharing information. as described in Section 314(b) of the PATRIOT Act. Correspondent will provide Clearing Broker with a copy of such notice.

5. Correspondent represents and warrants that it is responsible for conducting any special due diligence with respect to any private banking accounts and correspondent accounts as described in PATRIOT Act Section 312 and other types of accounts it introduces to Clearing Broker pursuant to the Agreement. and that it has appropriate procedures for: (i) determining which of its customers are subject to special due diligence requirements; (ii) determining the appropriate level of due diligence to apply to various types of private banking customers; (iii) performing the necessary due diligence; (iv) closing (or refusing to accept, as applicable) accounts where Correspondent is unable to perform adequate due diligence, or as otherwise appropriate; (v) preventing, detecting, investigating and reporting suspicious or unusual activity; and (vi) making and maintaining the necessary or required documentation.

6. Correspondent is responsible for obtaining and verifying all necessary customer identification information and documentation and otherwise conducting all AML "know your customer" measures. Correspondent is responsible for providing notice (prior to account opening) to customers that it is requesting information to verify their identities. Correspondent also is responsible for maintaining appropriate identification and verification procedures and implementing a customer identification program that takes into account, among other things, the following factors: Correspondent's size; location and customer base; the method by which customers open accounts; and the types of accounts and transactions offered by Correspondent.

7. Correspondent is responsible for compliance with any special measures imposed by the Secretary of the Treasury for jurisdictions, financial institutions or international transactions of primary money laundering concern (PATRIOT Act Section 311).

B. Clearing: Broker's AML Responsibilities.

1. Clearing Broker shall perform, where practicable, a non-documentary "negative verification" function by screening customer names against a fraud database. Clearing Broker shall provide any adverse information obtained from such screening to Correspondent.

2. Clearing Broker shall make available to Correspondent a package of AML reports in order to assist Correspondent in identifying suspicious activity with respect to its accounts. Correspondent shall be responsible for setting relevant parameters with respect to such reports based upon its business and present and anticipated customer activity. Clearing Broker will provide training to Correspondent in the use of systems made available to Correspondent by Clearing Broker.

3. Clearing Broker will comply with all recordkeeping requirements in connection with the foregoing responsibilities.

C. Other AML Responsibilities

1. Each of the parties agrees to comply with the BSA and its requirement to report suspicious transactions to the Financial Crimes Enforcement Network (''FinCEN'') by filing an SAR. Correspondent has the primary responsibility for monitoring for suspicious activity and filing any SAR where warranted pursuant to Section 356 of the PATRIOT Act. To the extent Clearing Broker identifies any suspicious activity, it will communicate the same to Correspondent, where permitted by law. In the event Clearing Broker identifies to Correspondent a transaction that appears to be suspicious, Correspondent is responsible for undertaking the appropriate follow--up measures, such as performing an investigation, blocking or closing an account, notifying law enforcement or filing an SAR or other report. Correspondent agrees to promptly report the results of any such follow-up measures to Clearing Broker or, if applicable, provide an explanation as to why it chose not to take any action. Notwithstanding the foregoing, Clearing Broker reserves the right to undertake whatever follow-up measures it deems appropriate, including but not limited to, filing an SAR.

2. Each of the parties agrees to comply with the rules of the SEC and applicable self-regulatory organizations relating to currency reporting, suspicious activity reporting and related recordkeeping requirements; applicable state reporting and record keeping requirements with regard to certain currency transactions, transportation of currency or monetary instruments, or reports of suspicious activity; and to comply with federal, state and international criminal and civil prohibitions against money laundering.

3. Clearing Broker and Correspondent each have established, implemented and shall enforce and maintain a written anti-money laundering compliance program ("AML Program") as required by the PATRIOT Act Section 352 and the rules of any applicable self-regulatory organizations (e.g., NYSE Rule 445 and NASD Rule 3011). Such programs are reasonably designed to achieve and monitor such party's ongoing compliance with the PATRIOT Act and the BSA and the implementing regulations promulgated thereunder. Such programs consist of, at a minimum: establishment of policies, procedures and controls that can be reasonably expected to detect and cause the reporting of suspicious transactions; designation of an employee responsible for implementing and monitoring the program; employee training; and independent testing for compliance. Correspondent and Clearing Broker shall notify such party's relevant SRO of its designated AML officer.

4. Each of the parties agrees to respond to requests made by FinCEN on behalf of a federal law enforcement agency investigating terrorist or money laundering activity; and to submit a notice to FinCEN concerning voluntary information sharing, and to comply with all requirements concerning the confidentiality of shared information (PATRIOT Act Section 314).

5. Clearing Broker agrees that it will screen for Office of Foreign Assets Control ("OFAC") purposes all new accounts and outgoing and incoming wires. If it is readily apparent from the initial screening that the individual or entity is subject to OFAC restrictions, Clearing Broker will not permit the account to be opened or an outgoing wire to be sent. In the case of an incoming wire, the funds will be frozen in the client's account. If it is not readily apparent that it is subject to restriction, Clearing Broker will forward the information to Correspondent whose responsibility it is, in accordance with the Agreement and applicable laws and regulations, to determine whether the individual/entity is identified on the OF AC list and whether it is permissible for Correspondent to open an account and. transact business.

In no way does such screening by Clearing Broker relieve Correspondent of its obligation to have in place policies, procedures and systems to screen for and to confirm that Correspondent is not dealing with individuals, entities or countries on the OFAC list. Correspondent's continuing to do business with such individual/entity certifies to Clearing Broker that Correspondent has complied with all applicable laws, rules and regulations regarding Correspondent's ability to transact business with the identified individual/entity.

EXHIBIT C

Dear Customer:

You have opened a securities account with __________________________________  ("Correspondent"), a brokerage firm that has a contractual arrangement with Terra Nova Trading, L.L.C. ("Clearing Broker"), for the performance of clearance and settlement services. In accordance with NASD Rule 3230, this letter is intended to inform you of the allocation of responsibilities contained in that clearing agreement. It is intended to be a general disclosure, not a definitive enumeration of each and every responsibility. We are not an affiliate or subsidiary of Clearing Broker, its parent corporation, or any of Clearing Broker's affiliated companies; nor are we registered representatives or other employees employed by Clearing Broker, its parent corporation or affiliated companies.

You have appointed our firm to act as your agent for the purpose of carrying out your directions with respect to your purchase and sale of securities. Clearing Broker has been informed that we are authorized to open or close brokerage accounts, place and withdraw orders and take such other steps as are reasonable to carry out your directions. Until receipt of your written notice to the contrary, Clearing Broker may accept instructions for your account from our firm without inquiry or investigation by Clearing Broker including, without limitation, instructions with respect to the disbursement of funds and the transfer of securities. Clearing Broker is not responsible or liable for any of our acts or omissions or those of our employees, nor is it responsible for any indirect or consequential damages under any circumstances caused by us. As between you and Clearing Broker, you shall be responsible for any action taken by Clearing Broker in your account based upon instructions Clearing Broker received from either you or our firm. In the event that you maintain a delivery versus payment ("DVP") account, you agree to comply with NASD Rule 11860 by furnishing your agent with instructions for the delivery or receipt of securities promptly upon receipt of confirmation (or the relevant data as to execution), which shall be no later than (i) the close of business on the second business day after execution for purchases, and (ii) the close of business on the first business day after execution for sales.

You understand that Clearing Broker does not act as investment adviser or solicit orders, that Clearing Broker does not advise you or us on any matters pertl1ining to the suitability of any order, offer any opinion, judgment or other type of information pertaining to the nature, value, potential or suitability of any particular investment, or review the appropriateness of investment advice or transactions entered by our firm on your behalf. Clearing Broker neither controls, audits or otherwise supervises the activities of our firm or its registered representatives, nor does it verify information provided by our firm regarding your account, including any transactions therein.

Our firm shall at all times be exclusively responsible for:

Opening, approving, servicing, and monitoring your account, including obtaining and verifying your new account information.

Obtaining personal information from you, including your investment objectives.

Reviewing your account and all orders for that account, which includes supervising all recommendations made to you and, if your account is a discretionary account, supervising the exercise of such discretion.

Accepting and arranging for execution of your transactions, and establishing procedures for reviewing and transmitting orders prior to execution.

Determining commissions, mark-ups or other fees charged for your transactions.

Transmitting instructions concerning your account to Clearing Broker either generally or in connection with tender or exchange offers or any other form of corporate reorganization, unless Clearing Broker accepts instructions directly from you.

Ensuring that securities sold by you may be transferred without restriction or that transfer restrictions have been complied with.

Complying with all laws, rules, and regulations applicable to any arrangement or understanding that we may have: (i) to rebate to you any funds, including, without limitation, any portion of any commission, mark-up, mark-down, fee or other charge or to pay on your behalf the cost of any service or product, or (ii) to provide research services to any fiduciary exercising investment discretion with respect to your account.

The conduct of your account and ensuring that all the transactions effected therein are in compliance with all applicable laws, rules and regulations. Such responsibility includes, without limitation: (i) knowing all persons holding power of attorney over your account; (ii) selecting, investigating, training, and supervising all personnel who open, approve, or authorize transactions in your account; (iii) establishing written procedures for the conduct of your account and maintaining compliance and supervisory personnel adequate to implement such procedures; (iv) determining the suitability and legality of all transactions in your account; and (v) determining the appropriateness of the frequency of trading in your account.

Receiving and delivering funds and securities (except where you either deliver funds or securities directly to Clearing Broker or you receive a check directly from Clearing Broker), and notifying you of Clearing Broker's margin requirements.

Supplying all documentation required by Clearing Broker. Clearing Broker at all times has the right, reasonably exercisable in its sole discretion, to refuse to accept orders for your account, which right it may exercise where, for example, it has not received the necessary documentation of funds for your account.

Clearing Broker shall be responsible for the following services provided at the request of our firm as contemplated by the contractual arrangement between our firms:

Any extensions of credit to you, which includes complying with Regulation T of the Federal Reserve Board, determining maintenance margin, paying and charging interest and rehypothecation or loan of any of your margin securities.

Maintaining account records on your behalf with such name(s) and address(es) as provided by our firm.

Keeping custody of funds and securities (while they are in Clearing Broker's physical possession), and segregating such funds and securities as required by applicable law.

Preparing and transmitting to you confirmation of transactions and monthly or, if appropriate, quarterly account statements. Such confirmations and statements shall rely, in whole or in part, on information provided by our firm.

Both Clearing Broker and we have the right to reject any proposed transaction.

Unless we receive a written communication to the contrary, your understanding of and agreement with the clearing arrangement as described in this letter is acknowledged.

Any questions you may have concerning the conduct of your account should be addressed directly to
.  at ______________________________ ,

Very truly yours,

____________________________________

involved, number of shares or number of units, and whether the transaction was a long or short sale or a purchase, by the morning of the next business day after trade date.

b)
Clearing Broker shall treat the customer as its own customer and record the transactions in a cash or margin account at Clearing Broker. Clearing Broker shall treat all disaffirmed and "DKd" trades as normal customer transactions. If the disaffirmed or "DKd" trade is a short sale, Clearing Broker shall treat the transaction as if it had been executed in a customer margin account.

c)
Clearing Broker shall be responsible for issuing confirmations directly to the customer for each trade executed by you at Clearing Broker unless Clearing Broker receives written instructions from the customer explicitly requesting that the confirmations be sent to the customer in care of its prime broker, in which case Clearing Broker will send the confirmations to such customer in care of the prime broker. In the event that a trade is disaffirmed or "DKd", Clearing Broker shall promptly send a confirmation of the transaction to the customer in the manner described above.

(d)
If a customer account introduced by you to Clearing Broker is managed by an investment advisor, each confirmation may cover a single bulk trade or bunched order representing transactions that have been combined with those of other accounts of such investment advisor.

3.
Clearing Broker hereby represents, warrants and covenants that it has and during the term of this Addendum shall maintain the minimum net capital required by the applicable rules and No-Action Letters.

4.
All of the terms and conditions of the Clearing Agreement remain in full force and effect except insofar as a conflict exists between the provisions thereof and this Addendum, in which event the term or condition of this Addendum shall supersede the conflicting term or condition of the Clearing Agreement, only to the extent of the conflict.

5.	The terms of this Addendum may not be amended or waived unless agreed to in writing by both parties.

Kindly acknowledge receipt and acceptance of this Addendum by signing in the space provided.

Very truly yours,

____________________________   ____________________________

____________________________ (Date)   ___________________________ (Date)